Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENVISTA HOLDINGS CORPORATION
(a Delaware corporation)

Envista Holdings Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 22, 2021 (the “Certificate of Incorporation”).
2.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
3.Section 7.01 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Section 7.01 Limitation on Liability. To the fullest extent permitted by the DGCL, as it now exists and as it may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of a fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, in the case of directors only, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for any action by or in the right of the Corporation, in the case of officers only; provided that if the DGCL shall be amended or modified to provide for exculpation for any director or officer in any circumstances where exculpation is prohibited pursuant to any of the preceding clauses (i) through (v), then such directors or officers shall be entitled to exculpation to the maximum extent permitted by such amendment or modification. For purposes of this Section 7.01, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time. No amendment to, modification of or repeal of this Section 7.01 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions of such director or officer occurring prior to such amendment, modification or repeal.”

4.Except as amended hereby, all other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 21st day of May, 2024.

ENVISTA HOLDINGS CORPORATION
By: /s/ Mark Nance
Name: Mark Nance
Title: Senior Vice President, General Counsel and Secretary